Exhibit 10.4

THE 381 CONNECTICUT AVENUE CORPORATION

C/O BAYWATER PROPERTIES

1019 BOSTON POST ROAD

DARIEN, CT 06820

April 3, 2012

Mr. Ray Soto

Chairman and Chief Executive Officer

Bolt Technology Corporation

4 Duke Place

Norwalk, CT 06854

Dear Ray:

This letter serves to confirm that we accept your request to renew the leases dated January 10, 2003 between Bolt Technology Corporation and The 381 Connecticut Avenue Corporation. The aforementioned leases expire on January 9, 2013.

For 366 Ely Avenue, the Net Rent (as defined in Sections 3 and 23 of the Lease) will be $18,900.00 per month throughout the 5-year renewal term commencing on January 10, 2013. All other terms of this lease shall remain in full force and effect and unmodified.

For 4 Duke Place, the Net Rent (as defined in Sections 3 and 23 of the Lease) will be $11,000.00 per month throughout the 5-year renewal term commencing on January 10, 2013. All other terms of this lease shall remain in full force and effect and unmodified.

Upon your acceptance of this proposal, both leases will expire on January 9, 2018. Should you wish to discuss with us an additional renewal option for these properties, we would be pleased to meet with you to explore this possibility. It has been our pleasure working you and your team.

In connection with the early renewal of the aforementioned leases, we will reimburse you for the cost of creating the work room proposed in 366 Ely Avenue by J. Ackley Building & Remodeling, LLC, to a maximum of $11,650.00. We will reimburse you for this expense within 5 days of your submitting to us an invoice for this work, upon its completion. We will also be responsible for the cost of renovating the bathrooms in 366 Ely Avenue, and the installation of 2 additional gas-fired heating units in that building. This work will be initiated and supervised by us and will be completed no later than July 1, 2012.

Kindly countersign this letter and return to us one copy to confirm your acceptance of this proposal (and retain one copy for your records). If you have any questions with this agreement, please do not hesitate to contact me.

Sincerely,

/s/ R. David Genovese
R. David Genovese
President, The 381 Connecticut Avenue Corporation

Accepted and Agreed:

BOLT TECHNOLOGY CORPORATION

/s/ Raymond Soto
By: Raymond Soto
Its: Chairman and Chief Executive Officer
Date: April 17, 2012

cc
Joseph Espeso, Bolt Technology Corporation
Barbara Young, Levett Rockwood